Exhibit 99.1

Contact:    Michael R. Sand,
                      President & CEO
      Dean J. Brydon, CFO
                      (360) 533-4747
                      www.timberlandbank.com

Timberland Bancorp, Inc. Announces the Retirement of Director Larry Goldberg and Appoints Parul Bhandari to its Board of Directors

HOQUIAM, WA – July 27, 2021 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or the “Company”), the holding company for Timberland Bank (the “Bank”) announced today that Parul Bhandari has been appointed to the Boards of Directors of the Company and the Bank.  Ms. Bhandari has been appointed to serve on the Boards in place of Larry Goldberg whom announced his retirement today from Timberland’s Boards having reached Timberland’s mandatory retirement age.

Jon C. Parker, the Company’s Chairman of the Board, stated, “Larry’s dedicated service and commitment to the Company and the Bank during his 12-year tenure has been exceptional and we have expressed to him our sincere appreciation for the leadership and direction he provided to the Company and to the Bank’s management team.  We wish him the best during his retirement.”

Parul Bhandari drives strategy, technology, and culture for profitable growth, innovation, and scale.  She is a pioneer in leading business growth and industry transformation through digital transformation powered by Cloud, Data, and AI. Parul leads Partner Strategy for the Worldwide Media and Communications Industry group at Microsoft. Previously, she was focused on leading Data and AI for the Worldwide Public Sector, driving Cross-Industry Partnerships, and engaging in global Digital Transformation initiatives. As Board Member at the Kid Quest Museum in Seattle, Parul promotes STEM and Art learning. Parul holds an MBA from McDonough School of Business, Georgetown University and a B.A. from Northwestern College.

“We are pleased to add Parul to Timberland’s Boards,” commented Michael Sand, President and CEO of Timberland Bancorp.  “She has a strong and significant history of accomplishments in the technology area with significant experience in digital transformation.  We look forward to Parul’s participation in the governance of the Company and to her specific guidance in technology matters critically important to the effective implementation of technologies to drive innovation in product offerings and customer engagement within Timberland Bancorp.”

About the Company

Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).